EXHIBIT 99.1

News Release
TranSwitch Corporation Completes Acquisition of
Centillium Communications, Inc.

SHELTON, CT - October 27, 2008 - TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that it has completed its acquisition of Centillium Communications, Inc. (NASDAQ: CTLM), a leading provider of highly innovative communications processing technology.

Under the terms of the agreement entered into on July 9, 2008, TranSwitch will issue an aggregate of 25,000,000 shares of common stock and pay $15,000,000 in cash, which will be allocated pro rata among holders of Centillium common stock and in the money stock options outstanding at the closing of the merger. Centillium stockholders will own approximately 16% of the combined company.

We are pleased to welcome Centillium’s customers, employees and shareholders to the TranSwitch team,” said Dr. Santanu Das, president and CEO of TranSwitch Corporation. “The combined company offers a portfolio of best-in-class communications semiconductor products for next-generation broadband access, Fiber-to-the-Home, Voice-over-IP, carrier Ethernet, and HDMI-based video transport. The combined company will also be a major beneficiary of high profile global telecommunications projects in countries such as the UK, Korea, China, India, and Japan.”

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq: TXCC) designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risk that the businesses of TranSwitch and Centillium will not be integrated successfully and without delay; the risk that the transaction may involve unexpected costs or unexpected liabilities; uncertainties concerning the effect of the transaction on relationships with customers, employees and suppliers of either or both companies; and other risks associated with TranSwitch’s and Centillium’s businesses such as the risks associated with acquiring new businesses; the risk of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For More Information Contact:

Robert A. Bosi
Vice President, Chief Financial Officer
Phone: 203.929.8209.8810 ext. 2465